As filed with the Securities and Exchange Commission on April 24, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
ON FORM S-8
Under
THE SECURITIES ACT OF 1933

AZUR HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	50-0015673
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida 33301
(Address of Principal Executive Offices)

2006 Flexible Stock Plan
(Full title of the plan)

Donald Winfrey
Azur Holdings, Inc.
101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida 33301
(Name, address and telephone number, including area code, of agent for service)

Copies of all communications to:
Darren L. Ofsink, Esq.
Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, NY 10022
(212) 371-8008

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Stock, par value $.0001 per share	2,000,000	$2.50	$5,000,000	$535

(1)
Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of Azur Holdings, Inc.’s outstanding common stock.

(2)
Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the bid and asked prices of common stock of Azur Holdings, Inc. on April 21, 2006, as reported on the OTC Bulletin Board.

EXPLANATORY NOTE

Azur Holdings, Inc. (the “Company”) is filing this Registration Statement on Form S-8 to register (i) 2,000,000 shares of its Common Stock, par value $.0001 per share, reserved for issuance pursuant to the Company’s 2006 Flexible Stock Plan (the “Plan”).

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The documents containing the information concerning the Plan required by Item 1 of Form S-8 of this Registration Statement, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to eligible employees as specified in Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and other eligible Plan participants. The Company will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Securities and Exchange Commission (the "Commission") or its staff a copy or copies of all documents included in such file. Such documents are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus) and other documents required to be delivered to employees pursuant to Rule 428(b) are available without charge by contacting:

Albert Lazo, Esq.
Azur Holdings, Inc.
101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida 33301
(954)763-1515

2

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

°	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2005, as filed with the Commission on July 29, 2005,

°	The Registrant’s Quarterly Report on Form 10-QSB for the period ended July 31, 2005, as filed with the Commission on September 14, 2005,

°	The Registrant’s Quarterly Report on Form 10-QSB for the period ended October 31, 2005, as filed with the Commission on December 15, 2005,

°	The Registrant’s Current Report on Form 8-K filed January 3, 2006,

°	The Registrant’s Current Report on Form 8-K filed February 14, 2006,

°	The Registrant’s Quarterly Report on Form 10-QSB for the period ended January 31, 2006, as filed with the Commission on March 17, 2006, and

°
The description of the Registrant's Common Stock as contained in Item 11 of the Registrant’s Registration Statement on Form 10-SB, filed with the Commission on September 29, 1999, including all amendments and reports filed with the Commission for the purpose of updating such description, which is hereby incorporated by reference.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Reference is made to Section 145 of the Delaware General Corporation Law, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Delaware Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

        The Company's Certificate of Incorporation contains a provision which eliminates the personal liability of directors to the fullest extent permitted by Section 102(b) (7) of the Delaware Corporation Law and requires the Company to indemnify each person that Sections 102(b)(7) and 145 grant the power to the Company to indemnify.

Article VIII of the Company’s By-laws also contain provisions regarding the indemnification of officers and directors of the Company.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	2006 Flexible Stock Plan.*

5.1	Opinion of Guzov Ofsink, LLC regarding legality of securities being registered.

23.1	Consent of Guzov Ofsink, LLC (included in Exhibit 5.1)

23.2	Consent of Baum & Company, P.A.*

23.3	Consent of Goldstein Golub Kessler LLP.*

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of New Florida, on this 24th day of April, 2006.

AZUR HOLDINGS, INC.

By:	/s/ Donald Goree
Donald Goree
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name and Title	Date

/s/ Donald Goree	April 24, 2006
Donald Goree
Chairman, Chief Executive Officer
And Director (Principal Executive
Officer)

/s/ Donald Winfrey	April 24, 2006
Donald Winfrey
President and Director
(Principal Accounting Officer
and Principal Financial Officer)

/s/ Tony Sharp	April 24, 2006
Tony Sharp
Director

/s/ Frederick Trowman-Rose	April 24, 2006
Frederick Trowman-Rose
Director